Consent of Arthur Andersen LLP

          As independent public accountants we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 16, 2001 included in the Annual Report on Form 10-K of Dendrite International, Inc. for the year ended December 31, 2000 and to all references to our Firm included in this Registration Statement.

ARTHUR ANDERSEN LLP

Philadelphia, Pennsylvania
August 20, 2001